Exhibit 5.1


                          Carlile Patchen & Murphy LLP
                              366 East Broad Street
                               Columbus, OH 43215




                                                     June 7, 2004


Kahiki Foods, Inc.
3004 East 14th Avenue
Columbus, Ohio  43219

Gentlemen:

     As counsel for Kahiki Foods, Inc., an Ohio corporation (the "Company"), we have had charge of all proceedings and actions taken in connection with the Registration Statement on Form SB-2 under the Securities Act of 1933 (file No. 333-113925) filed on March 24, 2004 with the Securities and Exchange Commission covering up to 1,271,174 Common Shares, 588,234 Common Share Purchase Warrants, ("Warrants") and 80,000 Common Share Options ("Options").

     Based upon the foregoing and upon an investigation of such other matters as in our judgment permit us to render an informed opinion, it is our opinion that:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.

     2. The Common Shares currently outstanding are validly issued, fully paid and non-assessable. The Warrants and Options have been duly authorized by proper corporate action by the Company.

     We are licensed to practice law only in the State of Ohio. This opinion is limited to the laws of the State of Ohio, including statutory provisons, applicable provisions of the Ohio Constitution and reported judicial decisions interpreting those laws.

     We consent to the use of this opinion as an Exhibit to the Registration Statement on Form SB-2, and we consent to the use of our firm name in, and the statement with respect to us appearing under the heading "Legal Matters" in the Prospectus forming a part of such Registration Statement.

                                               Very truly yours,
                                               Carlile Patchen & Murphy LLP

                                               /s/ Andrew J. Federico